EXHIBIT 99

BLACK HILLS CORP. REPORTS FOURTH QUARTER 2008

AND ANNUAL RESULTS

TRANSFORMATIONAL YEAR, INTEGRATION OF UTILITY ACQUISITION

PROGRESSING WELL AND STRATEGY ON TRACK

RAPID CITY, SD — February 2, 2009 — Black Hills Corp. (NYSE: BKH) today announced fourth quarter and annual financial results for 2008. Net loss for the three months ended Dec. 31, 2008, was $98.8 million or $2.58 per share primarily impacted by two significant non-cash charges, compared to net income of $23.8 million or $0.62 per share, for the same period in 2007. Loss from continuing operations for the fourth quarter was $96.6 million, or $2.52 per share, compared to income from continuing operations of $17.8 million, or $0.47 per share, reported for the fourth quarter in 2007.

For the 12 months ended Dec. 31, 2008, net income was $105.1 million or $2.75 per share, compared to $98.8 million or $2.64 per share, for the same period in 2007. Loss from continuing operations was $52.2 million, or $1.37 per share, compared to income from continuing operations of $75.3 million, or $2.01 per share, reported for the same period in 2007.

In the fourth quarter of 2008, operational results were overshadowed by two notable charges to net income totaling $120.4 million, or $3.14 per share. As a result of low crude oil and natural gas prices at the end of 2008 the Company recorded a non-cash ceiling test impairment of oil and gas assets totaling $59.0 million, or $1.54 per share. The Company also incurred a $61.4 million, or $1.60 per share net loss, resulting from an unrealized mark-to-market charge for certain interest rate hedges that were entered into in anticipation of late 2008 long-term debt issuances which have been delayed to 2009.

The 2008 total year net income includes $139.7 million, or $3.66 per share, attributable to the after-tax gain on the sale of certain independent power production assets that closed on July 11, 2008, and have been classified as discontinued operations since second quarter.

“This past year was transformational for Black Hills and our operational performance was strong even with the turmoil in the financial markets, declining energy prices and the slowing economy. We celebrated our 125-year anniversary by successfully closing the two largest transactions in our history while continuing to deliver results from our other businesses and advancing significant projects which represent key goals in our strategic plan.

“The integration of the five utilities acquired from Aquila has exceeded our expectations, and the transition plans were executed extremely well. The hard work and diligent efforts throughout our organization are providing us the opportunity to build a platform of unified systems and process efficiencies that are scalable for future growth. We expected the acquired utilities to generate net income of $1.5 million to $5.0 million in 2008 including integration expenses, with actual results being $4.4 million. Total transition and integration expenses for 2008 related to the addition of 600,000 new electric and natural gas customers and 1,200 additional employees were $9.7 million, less than the projected range of $12.0 million to $14.0 million. Other successes for 2008 included bringing our Wygen II power plant online January 1, 2008, as scheduled and on budget; increasing coal production by nearly 20 percent; commencing construction of our 100 MW Wygen III power plant; integrating wind generation into our utility portfolio through a long-term purchased power agreement; and expanding the year-end forward economic value of our energy marketing book,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp.

“By selling seven of our independent power plants and purchasing five utilities during 2008, we improved our asset portfolio with more predictable cash flows, strengthening our overall corporate risk profile. Employees are focused on maintaining liquidity by controlling discretionary expenses, conserving cash and prudently evaluating the timing of our capital investments. We remain committed to achieving operational metrics and financial targets, delivering the service and reliability customers depend on and adding the long-term value that investors expect.

“With continued support from our bank group, we were able to extend the $382.8 million bridge acquisition facility in late December and are confident in our ability to secure long-term financing before the end of 2009. In January 2009, we completed the $51.0 million sale of 23.5 percent ownership in our Wygen I power generation facility, which provided additional cash flow. These two recent events strengthen our financial position.

“The declaration of the dividend increase in this challenging economic environment reflects continued confidence in our diversified strategy, operational performance and financial liquidity. We are proud of our 39-year track record of consecutive increases and are confident about our financial future. During these challenging economic times, however we believe a more conservative dividend increase compared to prior years is appropriate,” Emery said.

Compared to the fourth quarter of 2007, loss from continuing operations in the fourth quarter of 2008 was primarily affected by the following factors:

Utilities – Fourth Quarter 2008

$6.1 million in gas utility earnings

$0.4 million increase in electric utility earnings

Non-regulated Energy – Fourth Quarter 2008

$3.5 million increase in power generation earnings

$1.8 million increase in energy marketing earnings

$1.0 million decrease in coal mining earnings

$63.7 million decrease in oil and gas earnings

Corporate – Fourth Quarter 2008

$61.0 million decrease in corporate earnings

Compared to full year 2007, loss from continuing operations in 2008 was primarily affected by the following factors:

Utilities – Full Year 2008

$8.1 million increase in electric utility earnings

$4.2 million in gas utility earnings

Non-regulated Energy – Full Year 2008

$6.6 million increase in power generation earnings

$2.1 million decrease in coal mining earnings

$14.5 million decrease in energy marketing earnings

$62.4 million decrease in oil and gas earnings

Corporate – Full Year 2008

$66.7 million decrease in corporate earnings

2009 GUIDANCE

Due to the challenging economic environment and uncertainties which make it impractical to accurately forecast 2009 earnings at the current time, Black Hills has elected to withdraw the guidance that was provided on November 24, 2008.

“We are confident in the 2009 performance of our business units, particularly our utilities and coal mining segments. Continued low crude oil and natural gas prices, however, could impact capital expenditures, production, and earnings for the oil and gas segment. In addition, volatility associated with our energy marketing segment and the timing and pricing of our permanent refinancing of short-term debt add to the challenge of continuing 2009 guidance.

“Our well-defined growth projects and capital investment plans remain a priority, and our businesses continue to build value even during these unprecedented economic times. Our company is well positioned with a focused strategy, talented and dedicated employees, demonstrated access to capital markets, and the opportunity to capture the benefits of operating efficiencies as integration continues,” Emery said.

DIVIDENDS

At a meeting held Jan. 30, 2009, the board of directors approved the 39th annual consecutive increase in the quarterly dividend. The dividend was increased by $0.005 per common share to $0.355 per share, equivalent to an annual dividend rate of $1.42 per share. Common shareholders of record at the close of business on Feb. 13, 2009, will receive the dividend, payable on Mar 1, 2009.

ADVANCE NOTICE BY-LAW PROVISION

On Jan. 30, 2009, the board of directors amended the company’s by-laws, adopting an advance notice bylaw provision. The advance notice by-law provision establishes specific notice and disclosure requirements that a shareholder must satisfy when submitting business proposals or director nominations at annual or special meetings of shareholders. The new advance notice by-law provision is contained in Article I, Section 9 of the by-laws. These provisions enhance the board’s and our shareholders’ ability to consider shareholder proposals on an informed and timely basis. Shareholders intending to present proposals or director nominations at our May 19, 2009, annual meeting must provide notice and the required information to the company by Feb. 19, 2009.

CONFERENCE CALL AND WEBCAST

The company will conduct a conference call and webcast on Tuesday, Feb. 3, 2009, beginning at 10 a.m. ET to discuss 2008 fourth quarter and full year financial and operating performance. To listen to the live broadcast, call 1-888-428-4479. To access the live webcast and download a copy of the investor presentation, go to the Black Hills Web site at www.blackhillscorp.com and click “Webcast” in the “Investor Relations” section. The presentation will be posted on the Web site later today. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available by telephone through Feb. 10, 2009, at 1-800-475-6701 in the United States and at 1-320-365-3844 for international callers. Callers need to enter the access code 984061# when prompted. Also, an archive of the webcast will be available shortly after the call on the Black Hills’ Web site.

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION
(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Revenues:
Utilities (a)	$335,800	$79,481	$749,250	$301,514
Non-regulated Energy	71,975	74,167	256,540	273,324
	$407,775	$153,648	$1,005,790	$574,838

Net income (loss):
Continuing operations –
Utilities (a)	$15,153	$8,749	$43,904	$31,633
Non-regulated Energy (b)	(47,147)	12,685	(23,475)	49,520
Corporate (c)	(64,585)	(3,649)	(72,596)	(5,872)
Income (loss) from continuing
operations	(96,579)	17,785	(52,167)	75,281
Discontinued operations (d)	(2,239)	5,972	157,247	23,491
Net income (loss)	$(98,818)	$23,757	$105,080	$98,772

Weighted average common
shares outstanding:
Basic	38,336	37,658	38,193	37,024
Diluted	38,336	38,063	38,193	37,414

Earnings (loss) per share:
Basic –
Continuing operations	$(2.52)	$0.47	$(1.37)	$2.03
Discontinued operations	(0.06)	0.16	4.12	0.63
Total	$(2.58)	$0.63	$2.75	$2.66
Diluted –
Continuing operations	$(2.52)	$0.47	$(1.37)	$2.01
Discontinued operations	(0.06)	0.15	4.12	0.63
Total	$(2.58)	$0.62	$2.75	$2.64

(a)   2008 financial results from our Utilities group include the partial-year operations of five utility properties acquired from Aquila on July 14, 2008.

(b)  2008 financial results from our Non-regulated Energy group include an impairment charge based on a “ceiling test” at our Oil and Gas segment. The impairment charge of $59.0 million after-tax was recorded in the fourth quarter 2008.

(c)   2008 financial results for our Corporate activities include a $61.4 million after-tax loss related to non-cash mark-to-market losses on certain interest rate swaps.

(d)  2008 and 2007 discontinued operations reflect the after-tax results of the seven IPP assets sold in July 2008, including a net gain on the sale of $139.7 million after-tax.

BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

(Minor differences in comparative amounts may result due to rounding)

Utilities Group

Quarterly results.

Income from continuing operations from the Utilities group for the three-month period ended December 31, 2008 was $15.2 million, compared to $8.7 million in 2007. Business segment results were as follows:

• Electric utility segment income from continuing operations was $9.1 million in 2008 and $8.7 million in 2007.

o     An increase in earnings results from the impact of a rate increase on January 1, 2008 at Cheyenne Light partially offset by lower margins from off-system sales, and increased maintenance costs and depreciation expense, including the costs associated with the Wygen II plant placed into service January 1, 2008.

o Results include the operations of Colorado Electric acquired July 14, 2008.

• The Gas utility segment income from continuing operations was $6.1 million in 2008.

o Gas volumes in the fourth quarter increased 12,690,277 Dth over sales in the third quarter of 2008. The gas utilities were acquired July 14, 2008.

Annual results.

Income from continuing operations from the Utilities group for the twelve-month period ended December 31, 2008 was $43.9 million, compared to $31.6 million in 2007. Business segment results were as follows:

• Electric utility segment income from continuing operations increased to $39.7 million in 2008, compared to $31.6 million in 2007.

o     An increase in earnings primarily results from the impact of a rate increase on January 1, 2008 at Cheyenne Light and increased retail MWh sales and off-system sales margins, partially offset by increased plant maintenance costs and depreciation expense, including the costs associated with the Wygen II plant placed into service January 1, 2008 and lower AFUDC compared to 2007.

o Results include the operations of Colorado Electric acquired July 14, 2008.

• The Gas utility segment income from continuing operations was $4.2 million.

o Earnings reflect operations from the July 14, 2008 acquisition date through December 31, 2008, including integration and transition expenses, and are consistent with expectations for this segment.

The following tables provide certain Utilities group operating statistics:

	Three months ended		Twelve months ended
Electric Utilities	December 31,		December 31,
	2008	2007	2008	2007

Retail Sales – MWh	1,082,043	649,267	3,532,402	2,636,425
Contracted wholesale sales – MWh	171,336	166,782	665,795	652,931
Off-system sales – MWh	534,381	252,438	1,551,273	678,581
	1,787,760	1,068,487	5,749,470	3,967,937

Total gas sales – Dth	1,254,057	1,251,364	4,773,218	4,427,902

Regulated power plant availability:
Coal-fired plants	93.1%	95.1%	93.7%	95.4%
Other plants	87.7%	98.7%	91.4%	99.4%
Total availability	91.0%	96.7%	92.8%	97.2%

Gas Utilities *

Total gas sales – Dth	17,871,938	—	23,053,599	—
Total transport volumes	14,649,706	—	26,805,075	—

* acquired July 14, 2008

Non-regulated Energy Group

Quarterly results.

Loss from continuing operations from the Non-regulated Energy group for the three-month period ended December 31, 2008 was $47.1 million, compared to income from continuing operations of $12.7 million in 2007. Business segment results were as follows:

• Energy Marketing income from continuing operations was $12.1 million, compared to $10.3 million in 2007 as a result of:

o     A $13.7 million pre-tax increase in unrealized marketing margins. Unrealized mark-to-market gains in 2008 were driven by narrowing basis differentials at year end, resulting in mark-to-market gains on our hedged transportation positions. These positions are scheduled to settle with the margins being realized primarily in 2009, and to a lesser extent 2010.

o Lower operating expenses as incentive compensation decreased compared to incentive compensation for strong marketing performance in 2007.

Partially offset by:

o     A $13.5 million pre-tax decrease in realized marketing margins primarily due to prevailing conditions in natural gas markets affecting both transportation and storage strategies. In addition, crude oil marketing margins were lower due to the impact of decreasing commodity prices on inventory held to meet pipeline requirements.

• Power Generation income from continuing operations was $1.4 million in 2008, compared to a loss of $2.1 million in 2007 as a result of:

o Increased earnings from our investment partnerships due to 2007 partnership impairment charges for the Glenns Ferry and Rupert power plants, in which we hold a 50 percent ownership interest.

o Allocated indirect corporate costs, related to the IPP assets sold and not reclassified to discontinued operations, of $1.0 million after-tax in 2007.

Partially offset by:

o A decrease in non-operating income of $2.6 million after-tax, resulting from a change in business segment debt to equity capital structure.

• Oil and Gas loss from continuing operations was $60.9 million in 2008, compared to income from continuing operations of $2.8 million in 2007 as a result of:

o     A $59.0 million after-tax non-cash “ceiling test” impairment charge was taken during the fourth quarter 2008. The write-down in the net carrying value of our natural gas and crude oil properties resulted from low year end commodity prices. The write-down of gas and oil properties was based on December 31, 2008 NYMEX prices of $5.71 per Mcf, adjusted to $4.44 per Mcf at the wellhead, for natural gas and $44.60 per barrel, adjusted to $32.74 per barrel at the wellhead, for crude oil.

Since Dec. 31, 2008, spot market prices for crude oil and natural gas have continued to decline. If spot market prices at March 31, 2009, the end of the company’s first fiscal quarter, are lower than prices recorded on Dec. 31, 2008, absent the impact of any reserve additions on the ceilings test calculation, the company will be required to record an additional non-cash charge. Depending on the magnitude of the decrease in prices, the charge could be significant, and this non-cash impairment is excluded from this guidance range;

o     Revenue decreased $5.0 million due to a 22 percent decrease in the average hedged price of oil received and a 13 percent decrease in average hedged price of gas received, and a 5 percent decrease in production. The lower production reflects permitting delays at our Piceance Basin properties and delayed drilling activities on our non-operated properties, and reduced capital spending due to low commodity prices.

o A $0.9 million increase in LOE.

o     A $3.5 million increase in depletion costs. The increased depletion reflects a significant true-up adjustment during the 2008 fourth quarter, substantially due to a decrease in 2008 year end oil and gas reserves. The 2008 reserves were lower primarily due to negative reserve revisions driven by low year end commodity prices.

• Coal Mining income from continuing operations was $0.8 million in 2008, compared to $1.8 million in 2007 as a result of:

o     Operating expenses increased $3.8 million, or 36 percent, in 2008, primarily due to increased overburden removal costs, increased coal taxes due to higher coal prices and increased depreciation due to increased equipment usage. We had a 54 percent increase in cubic yards of overburden moved.

Partially offsetting the increased expenses was the following:

o     Revenue increased $2.7 million, or 22 percent, in 2008 compared to the same period in 2007. Revenues increased due to an increase in average price received and higher quantity of tons of coal sold, primarily due to additional sales to Cheyenne Light for Wygen II and increased train load-out sales.

Annual results.

Loss from continuing operations from the Non-regulated Energy group for the twelve-month period ended December 31, 2008 was $23.5 million, compared to earnings of $49.5 million in 2007. Business segment results were as follows:

• Energy Marketing income from continuing operations was $19.7 million, compared to $34.2 million in 2007 as a result of:

o     A $69.3 million pre-tax decrease in realized marketing margins primarily due to prevailing conditions in natural gas markets affecting both transportation and storage strategies. In addition, crude oil marketing margins were lower due to the impact of decreasing commodity prices on inventory held to meet pipeline requirements.

Partially offset by:

o     A $34.8 million pre-tax increase in unrealized marketing margins. Unrealized mark-to-market gains in 2008 were driven by accelerated margins within our proprietary trading portfolio and narrowing basis differentials at year end, resulting in mark-to-market gains on our hedged transportation positions. These positions are scheduled to settle and the margins realized primarily in 2009 and to a lesser extent 2010.

o Lower operating expenses as incentive compensation decreased compared to incentive compensation for strong marketing performance in 2007.

• Power Generation income from continuing operations was $3.1 million in 2008, compared to a loss of $3.5 million in 2007.

o Increased earnings from our investment partnerships due to 2007 partnership impairment charges for the Glenns Ferry and Rupert power plants, in which we hold a 50 percent ownership interest.

o Increased operating income from our Gillette CT of $1.0 million after-tax. Operating income was impacted by lower gas and purchased power costs and maintenance expense.

o     Allocated indirect corporate costs, related to the IPP assets sold and not reclassified to discontinued operations, decreased $1.9 million after-tax. 2008 costs represent a partial year through the July 11, 2008 sale date, compared to a full 12 months of costs in 2007.

o The recording of an impairment loss, and related costs, in 2007 of $1.8 million after-tax relating to the Ontario plant.

Partially offset by:

o A decrease in non-operating income of $6.4 million after-tax, resulting from a change in business segment debt to equity capital structure.

• Oil and Gas loss from continuing operations was $49.7 million in 2008, compared to income from continuing operations of $12.7 million in 2007 as a result of:

o A $59.0 million after-tax non-cash “ceiling test” impairment charge, as described in Quarterly results above.

o A $3.6 million increase in LOE. Increases were primarily due to overall industry related cost increases, higher fuel costs and weather-related costs in certain of our operating areas.

o     A $3.7 million increase in depletion costs. Increased depletion is substantially due to a decrease in 2008 year end oil and gas reserves. The 2008 reserves were lower primarily due to negative reserve revisions driven by low year end commodity prices.

Partially offset by:

o     Revenue increased $4.8 million due to a 32 percent increase in the average hedged price of oil received and a 1 percent increase in average hedged price of gas received. Increased prices received were partially offset by a 7 percent decrease in production. The lower production reflects permitting delays at our Piceance Basin properties, voluntary shut-in of volumes in response to low CIG price levels, and delayed drilling activities on our non-operated properties, and reduced capital spending due to low commodity prices.

• Coal Mining income from continuing operations was $4.0 million in 2008, compared to $6.1 million in 2007 as a result of:

o     Operating expenses increased $16.3 million, or 45 percent, in 2008, primarily due to increased overburden removal costs, an increase in diesel fuel costs, increased coal taxes due to higher coal prices and increased depreciation due to new equipment placed into operation and increased equipment usage. We had a 63 percent increase in cubic yards of overburden moved.

Partially offsetting the increased expenses was the following:

o     Revenue increased $14.4 million, or 34 percent, in 2008 compared to the same period in 2007. Revenues increased due to an increase in average price received and higher quantity of tons of coal sold, primarily due to additional sales to Cheyenne Light for Wygen II and increased train load-out sales.

The following tables contain certain Non-regulated Energy operating statistics:

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Energy marketing
average daily volumes:
Natural gas physical – MMBtus	2,242,300	1,636,900	1,873,400	1,743,500
Crude oil physical – barrels	9,700	7,400	7,880	8,600
	Three months ended December 31,		Twelve months ended December 31,
Power generation:	2008	2007	2008	2007
Contracted fleet power
plant availability:
Coal-fired plant	98.0%	97.4%	96.2%	96.2%
Natural gas-fired plants	99.1%	45.2%	95.3%	70.3%
Total availability	98.4%	76.8%	95.9%	86.0%

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Oil and gas production:
Mcf equivalent sales	3,452,400	3,632,490	13,534,000	14,626,640
	December 31, 2008			December 31, 2007
Oil and Gas Total	Oil	Natural Gas	Total	Oil	Natural Gas	Total
Proved Reserves (1):	(Mbbl)	(MMcf)	(MMCFE)	(Mbbl)	(MMcf)	(MMCFE)
Total proved reserves	5,185	154,432	185,542	5,807	172,964	207,806
Year end average well-head prices	$32.74	$4.44		$83.23	$5.88

(1) Oil and gas reserve information is based on reports prepared by Cowley, Gillespie & Associates, Inc., an independent consulting and engineering firm

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Coal mining:
Tons of coal sold	1,499,000	1,254,000	6,017,000	5,049,000

	December 31,	December 31,
Coal Mining Reserves:	2008	2007

Estimated coal reserve tons	274 million	280 million
Reserve life at expected
production levels	42 years	43 years

Service Company (Corporate)

Quarterly results.

Results for the three-month period ended December 31, 2008 were a loss of $64.6, compared to a loss of $3.6 million for the same period in 2007. The increased losses were due to the $61.4 million after-tax mark-to-market loss related to interest rate swaps no longer designated as hedges for accounting purposes. Details of these interest rate swaps have been previously disclosed.

Annual results

Corporate loss for the year ended December 31, 2008 was $72.6 million, compared to a loss of $5.9 million for the same period in 2007. The increased losses were driven by the same items discussed in the quarterly results above.

ABOUT BLACK HILLS CORP.

Black Hills Corp. — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Golden, C.O., and Omaha, N.E. The company serves 750,000 utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills Corp employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the factors discussed above, the risk factors described in Item 1A of Part I of our 2007 Annual Report on Form 10-K filed with the SEC, Item 1A of Part II of our September 30, 2008 Quarterly Report on Form 10-Q, and other reports that we file with the SEC from time to time, and the following:

• Our ability to access the capital markets and the costs and terms of available financing given the global financial crisis;

• The accounting treatment and earnings impact associated with interest rate swaps;

• Our ability to successfully maintain or improve our corporate credit rating;

• The impact of the global financial credit crisis on counterparty credit risk and late payments and uncollectible accounts from utility customers;

• The actual contribution to our defined benefit plans in 2009 and the 2009 pension expense;

•     The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest rates and the demand for our services, any of which can affect our earnings, financial liquidity and the underlying value of our assets, including the possibility that we may be required to take future impairment charges under the SEC’s full cost ceilings test for natural gas and oil reserves;

• Our ability to successfully integrate and profitably operate the five gas and electric utilities recently acquired from Aquila in July 2008;

• Our ability to complete the planning, permitting, construction, start up and operation of power generation facilities in a cost-effective and timely manner;

• The timing and extent of scheduled and unscheduled outages of power generation facilities;

•     Our ability to obtain adequate cost recovery for our retail utility operations through regulatory proceedings; and receive favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power in our regulated utilities; and our ability to add power generation assets into our regulatory rate base;

•     Our ability to meet production targets for oil and gas properties, which may be dependent upon commodity prices; issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits; and the cost and availability of specialized contractors, work force, and equipment; and

• Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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